UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Green Bankshares, Inc.

(Name of Registrant as Specified In Its Charter)

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CONTACT:
Stephen M. Rownd
Green Bankshares, Inc.
Phone: 423-278-3323
Chairman and Chief Executive Officer
CONTACT:
Ignacio Munoz
North American Financial Holdings, Inc.
Phone: 212-906-0754
Email: imunoz@nafhinc.com

FOR IMMEDIATE RELEASE
North American Financial Holdings agrees to acquire 90.1% of Green Bankshares
CHARLOTTE, NC — May 5, 2011: North American Financial Holdings, Inc., (“NAFH”), a North Carolina-based national bank holding company, announced today that it has signed a definitive investment agreement to acquire a 90.1% stake in Green Bankshares, Inc. (NASDAQ: GRNB) for $217 million. The Greeneville, Tennessee-based holding company is the parent of GreenBank, a 65-bank branch network with $2.4 billion in assets headquartered in Greeneville, Tennessee, with operations in Nashville, Knoxville and other Tennessee markets.
The NAFH investment will be composed of approximately 120 million newly issued shares of Green Bankshares’ common stock at a price of $1.81 per share. In addition, and upon consummation of the investment, Green Bankshares’ current shareholders will receive a Contingent Value Right, entitling them to cash proceeds of up to $0.75 per share, based on the credit performance of GreenBank’s legacy loan portfolio over the five years following closing.
This investment will bring NAFH to approximately $7.3 billion in assets with 149 branches throughout the Southeast, from Southern Florida to the Carolinas, and now including Tennessee. Commenting on the investment, NAFH Chairman and CEO Gene Taylor stated, “This investment helps define NAFH as a broad Southeastern franchise. The fast-growing Nashville and Knoxville markets serve as a natural extension of our western footprint and allow us to integrate our businesses seamlessly. With the capital from this investment, we believe GreenBank will be well positioned to benefit from an improving economy and we expect to close our investment and begin accelerating business development activities throughout Tennessee very quickly.” Upon closing, Mr. Taylor will become CEO of Green Bankshares.

The investment agreement contemplates that GreenBank will be combined with NAFH National Bank at a future date. GreenBank’s Steve Rownd, current Chairman and CEO of Green Bankshares, is expected to become a member of NAFH’s senior management team following the close and is expected to serve as NAFH Market President for Tennessee.
Steve Rownd noted, “This partnership provides stability for GreenBank and its shareholders, enhanced ability to service our clients and great future opportunity for our employees.”
Christopher G. Marshall, NAFH CFO, commented, “Our investment will significantly enhance GreenBank’s capital position as compared to other banks in Tennessee and allows us to continue building a strong, high performing southeastern regional bank on terms that are consistent with our shareholders’ return expectations.“ Upon closing, Mr. Marshall will become CFO of Green Bankshares.
The transaction is subject to shareholder approval and receipt of any required regulatory approvals and is expected to be consummated in the third quarter of 2011.
Wachtell, Lipton, Rosen & Katz acted as legal advisor for NAFH. Keefe, Bruyette & Woods, Inc. served as financial advisor to Green Bankshares and Bass, Berry & Sims PLC served as legal advisor to Green Bankshares.
About NAFH
North American Financial Holdings, Inc. is a national bank holding company that was incorporated in the State of Delaware in 2009. NAFH has raised approximately $900 million of equity capital, which it intends to invest in undercapitalized banks with the goal of establishing a strongly capitalized, high performance regional bank. NAFH has previously invested in TIB Financial Corp., MetroBank of Dade Country, Turnberry Bank, First National Bank of the South and Capital Bank Corporation.
The management team of NAFH includes:
R. Eugene (Gene) Taylor, NAFH Chairman and Chief Executive Officer. Mr. Taylor retired as Vice Chairman of Bank of America following a 38-year career during which he served as President of Bank of America’s Consumer and Commercial Bank and the Global Corporate and Investment Bank. He is a native Floridian and a graduate of the Florida State University School of Business.
Christopher (Chris) G. Marshall, NAFH Chief Financial Officer, previously served as CFO and COO of Bank of America’s Global Consumer and Small Business Bank and as Chief Financial Officer of Fifth Third Bank. Mr. Marshall graduated from the University of Florida and earned an MBA from Pepperdine University.
R. Bruce Singletary, NAFH Chief Risk Officer, spent 31 years at Bank of America in various credit risk roles, including serving as Chief Risk Officer for Bank of America’s Florida Bank. Mr. Singletary graduated from Clemson University and earned an MBA from Georgia State University.

Kenneth (Ken) A. Posner, spent 15 years at Morgan Stanley, most recently serving as a Managing Director and equity research analyst for a wide range of financial services firms. Mr. Posner is a graduate of Yale College and earned an MBA from the University of Chicago.
About Green Bankshares, Inc.
Greeneville, Tennessee-based Green Bankshares, Inc., with total assets of approximately $2.406 billion at December 31, 2010, is the holding company for GreenBank. GreenBank, which traces its origin to 1890, has 63 branches across East and Middle Tennessee, and one branch in each of Bristol, Virginia, and Hot Springs, North Carolina. It also provides wealth management services through its GreenWealth Division and residential mortgage lending through its Mortgage Division. In addition, GreenBank conducts separate businesses through three wholly owned subsidiaries: Superior Financial Services, Inc., a consumer finance company; GCB Acceptance Corporation, a consumer finance company specializing in automobile lending; and Fairway Title Co., a title insurance company.
Cautionary Statement
The investment discussed above involves the sale of securities in a private transaction that will not be registered under the Securities Act of 1933, as amended, and will be subject to the resale restrictions under that act. Such securities may not be offered or sold absent registration or an applicable exemption from registration requirements. This document does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
Forward-looking Statements
Certain matters discussed in this news release are not historical facts but are “forward-looking statements” within the meaning of and are furnished pursuant to the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risk and uncertainty and actual results could differ materially from the anticipated results or other expectations expressed in the forward-looking statements. Risks and uncertainties related to Green Bankshares’ business are discussed in Green Bankshares’ SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2010. Risks and uncertainties related to Green Bankshares and NAFH include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the investment agreement; (2) the outcome of any legal proceedings that may be instituted against Green Bankshares and others following announcement of the investment agreement; (3) the inability to complete the transactions contemplated by the investment agreement due to the failure to obtain shareholder approval or the failure to satisfy other conditions to completion of the transaction, including the receipt of regulatory approval; (4) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the proposed transaction; (6) the amount of the costs, fees, expenses and charges related to the proposed transaction; (7) deterioration in the financial condition of borrowers resulting in significant increases in loan losses and provisions for those losses; (8) continuation of the historically low short-term interest rate environment; (9) changes in loan underwriting, credit review or loss reserve policies associated with economic conditions, examination conclusions, or regulatory developments; (10) increased levels of non-performing and repossessed assets and the ability to resolve these may result in future losses; (11) greater than anticipated deterioration or lack of sustained growth in the national or local economies; (12) rapid fluctuations or unanticipated changes in interest rates; (13) the impact of governmental restrictions on entities participating in the Capital Purchase Program (the “CPP”) of the United States Department of the Treasury; (14) changes in state and federal legislation, regulations or policies applicable to banks or other financial service providers, including regulatory or legislative developments, like the Dodd-Frank Wall Street Reform and Consumer Protection Act, arising out of current unsettled conditions in the economy, (15) the results of regulatory examinations; (16) the remediation efforts related to Green Bankshares’ material weakness in its internal control over financial reporting; (17) increased competition with other financial institutions in the markets that GreenBank serves; (18) Green Bankshares recording a further valuation allowance related to its deferred tax asset; (19) exploring alternatives available for the future repayment or conversion of the preferred stock issued in the CPP, including in the transaction contemplated by the investment agreement; (20) further deterioration in the valuation of other real estate owned; (21) inability to comply with regulatory capital requirements and to secure any required regulatory approvals for capital actions to raise capital if necessary to comply with any regulatory capital requirements; and (22) the loss of key personnel. Neither Green Bankshares nor NAFH undertakes any obligation to update forward-looking statements.

Additional Information and Where to Find It
This communication may be deemed to be solicitation material in respect of the proposed investment in Green Bankshares by NAFH. Green Bankshares will file a proxy statement and other documents regarding the proposed investment transaction described in this press release with the SEC. SHAREHOLDERS OF GREEN BANKSHARES ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING GREEN BANKSHARES’ PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the proxy statement and other relevant documents free of charge at the SEC’s website, http://www.sec.gov, and Green Bankshares’ shareholders will receive information at an appropriate time on how to obtain the proxy statement and other transaction-related documents for free from Green Bankshares. Such documents are not currently available.
Participants in the Solicitation
Green Bankshares and its directors, executive officers, certain members of management, and employees may have interests in the proposed investment transaction or be deemed to be participants in the solicitation of proxies of Green Bankshares’ shareholders to approve the matters necessary to be approved to facilitate the proposed investment transaction. Certain information regarding the participants and their interest in the solicitation is set forth in the proxy statement for Green Bankshares’ 2011 Annual Meeting of Shareholders filed with the SEC on April 8, 2011. Shareholders may obtain additional information regarding the interests of such participants by reading the proxy statement relating to the proposed transaction when it becomes available.
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